Exhibit 99.1

NEWS RELEASE

Investor Relations Contact:	Media Contacts:
Stephen Trowbridge	Saleem Cheeks
518-795-1408	518-795-1174
strowbridge@angiodynamics.com	scheeks@angiodynamics.com

AngioDynamics Announces Addition of Lorinda Burgess to Board of Directors

LATHAM, NY, July 24, 2023 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options, and improving quality of life for patients, today announced the appointment of Lorinda Burgess to the Company’s Board of Directors.

Ms. Burgess brings over 35 years of management, financial, and global operations experience, including over 15 years at Medtronic, Inc., where she was responsible for the company’s Americas Region as CFO, Vice President of Finance. While at Medtronic, Ms. Burgess led optimization initiatives that drove operational efficiencies and significant cost reductions.

“Ms. Burgess’ impressive career has been marked by her ability to shape and execute transformative strategies that drive growth and remarkable profitability,” said Jim Clemmer, AngioDynamics President and CEO. “Her extensive track record of strong leadership and operational excellence adds to the collective expertise of our Board, and we are eager to benefit from her insights and guidance as we continue to execute our strategic investments and growth initiatives to become a high-growth medical technology company.”

Ms. Burgess was most recently Chief Financial Officer and Vice President of Finance for the Americas Region at Medtronic, Inc., a Fortune 200 global medical device company with more than $30 billion in annual revenues. Prior to this role, Ms. Burgess also served as Vice President of Customer Care for the Americas and Western Europe at Medtronic, Inc. and Vice President of Finance for the Cardiovascular Group’s Sales and Marketing function.

Ms. Burgess earned a Bachelor of Arts in Communication and Political Science from the University of Michigan and a Master’s in Business Administration from Ohio State University. Ms. Burgess is a member of the Board of Directors for Stepan Company.

With Ms. Burgess’ appointment, AngioDynamics’ total number of directors will increase to nine members.

About AngioDynamics, Inc.
AngioDynamics is a leading, and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients.

The Company’s innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs. For more information, visit www.angiodynamics.com.